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                                                                      EXHIBIT 8



                                April ___, 1995


Board of Directors
The First National Bank
 of Bay City
1801 7th Street
Bay City, TX  77414-5100

     Re: Agreement and Plan of Reorganization dated as of September 13, 1994, by and between THE FIRST NATIONAL BANK OF BAY CITY , a national banking association, and NORWEST CORPORATION, a Delaware corporation.

Ladies and Gentlemen:

     We have acted as counsel to The First National Bank of Bay City, Bay City, Texas ("Bay City"), a national banking association, in connection with the proposed consolidation of Norwest Bank ("Norwest Bank"), a national banking association and wholly owned subsidiary of Norwest Corporation ("Norwest"), with Bay City, under the charter of Bay City (the "Consolidation"). The Consolidation will be effected pursuant to an Agreement and Plan of Reorganization among Bay City and Norwest dated as of September 13, 1994, (the "Agreement"). In our capacity as counsel to Bay City, our opinion has been requested with respect to certain if the income tax consequences of the proposed Consolidation.

     This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). Consequently, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith. Capitalized terms not defined herein shall be defined as in the Accord. Capitalized terms used in this opinion which are not defined in the Accord or in this opinion shall have the same meaning ascribed to such terms in the Agreement.
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First National Bank of Bay City
April ___, 1995
Page 2
____________________


     The opinion is based upon the existing provisions of the Internal Revenue Code ("Code") and regulations thereunder (both final and proposed) and upon current Internal Revenue Service ("Service") published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the opinions expressed herein. Similarly any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusion.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (i) the Agreement; (ii) the Registration Statement that has been filed with the Securities and Exchange Commission regarding the Consolidation ("Registration Statement"), which includes the preliminary Proxy Statement-Prospectus; and (iii) such additional documents as we have considered relevant.

     We understand that Bay City will be consolidated with Norwest Bank and that Bay City will be the survivor of the Consolidation. We assume that the Consolidation will be accomplished in accordance with the Agreement.

     The following further assumptions have been made in connection with the
Consolidation:

     (a) The fair market value of the Norwest stock and other consideration received by each Bay City shareholder will be approximately equal to the fair market value of the Norwest stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of Bay City who own five percent or more of the Bay City stock, and to the best of the knowledge of the management of Bay City, there is no plan or intention on the part of the remaining shareholders of Bay City to sell, exchange, or otherwise dispose of a number of shares of Norwest stock received in the transaction that would reduce the Bay City shareholder ownership of Norwest stock to a number of shares having a value as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of Bay City as of the same date. For purposes of this representation, shares of Bay City stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Norwest stock will be treated as outstanding Bay City stock as of the Effective Time. Moreover, shares of Bay City stock and shares of Norwest stock held by Bay City shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Effective Time will be considered in making this representation,
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First National Bank of Bay City
April ___, 1995
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     (c) Following the Effective Time, Bay City, as the resulting association in the consolidation, will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bay City immediately prior to the Effective Time. For purposes of this representation, amounts paid by Bay City or Norwest Bank to shareholders who receive cash or other property, amounts used by Bay City or Norwest Bank to pay reorganization expenses, and all redemptions, and distributions (except for regular, normal dividends) made by Bay City will be included as assets of Bay City or Norwest Bank, respectively, immediately prior to the Effective Time.

     (d) Prior to the Effective Time, Norwest will be in control of Norwest Bank within the meaning of Section 368(c) of the Code.

     (e) Bay City has no plan or intention to issue additional shares of its stock that would result in Norwest losing control of Bay City within the meaning of section 368(c) of the Code.

     (f) Norwest has no plan or intention to reacquire any of its stock issued in the transaction. Norwest has, however, authorized and is engaged from time to time in the repurchase through brokers of shares of its common stock on the open market.

     (g) Norwest has no plan or intention to liquidate Bay City; to merge Bay City with or into another corporation; to sell or otherwise dispose of the stock of Bay City except for transfers of stock to corporations controlled by Norwest; or to cause Bay City to sell or otherwise dispose of any of its assets or of any of the assets acquired from Norwest Bank, except for dispositions made in the ordinary course of business or transfer of assets to a corporation controlled by Bay City and except for dispositions that do not violate the "substantially all" test described in paragraph (c) above.

     (h) Following the Effective Time, Bay City will continue its historic business or use a significant portion of its historic business assets in a business.

     (i) Norwest, Norwest Bank, Bay City, and the shareholders of Bay City will pay their respective expenses, if any, incurred in connection with the transaction.

     (j) There is no intercorporate indebtedness existing between Norwest and Bay City or between Norwest Bank and Bay City that was issued, acquired, or will be settled at a discount.

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First National Bank of Bay City
April ___, 1995
Page 4
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     (k) In the transaction, shares of Bay City stock representing control of
Bay City, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of Norwest. For purposes of this representation, shares of Bay City stock exchanged for cash or other property originating with Norwest will be treated as outstanding Bay City stock as of the Effective Time.

     (l) At the Effective Time, Bay City will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Bay City that, if exercised or converted, would affect Norwest's acquisition or retention of control of Bay City, as defined in section 368(c) of the Code.

     (m) Norwest does not own, nor has it owned during the past five years, any shares of the stock of Bay City.

     (n) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (o) As of the Effective Time, the fair market value of the assets of Bay City will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the net assets are subject.

     (p) Bay City is not under the jurisdiction of a court in a Title 11, or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (q) No stock of Norwest Bank will be issued in the transaction.

     (r) Shareholders of Bay City (immediately before the Effective Time) receiving shares of Norwest stock will not own (immediately after the Effective
Time) more than 50 percent of the fair market value of the stock of Norwest.

     (s) The payment of cash in lieu of fractional shares of Norwest stock is solely for the purposes of avoiding the expense and inconvenience to Norwest of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Bay City shareholders instead of issuing fractional shares of Norwest stock will not exceed one percent of the total consideration that will be issued in the transaction to the Bay City shareholders in exchange for their shares of Bay City stock. The fractional share interests of each Bay
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First National Bank of Bay City
April ___, 1995
Page 5
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City shareholder will be aggregated, and no Bay City shareholder will receive cash in an amount equal to or greater than the value of one full share of Norwest stock.

     (t) None of the compensation received by any shareholder-employees of Bay City will be separate consideration for, or allocable to, any of their shares of Bay City stock; none of the shares of Norwest stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     Based solely on the information submitted and the representations and assumptions set forth above, we are of the opinion that:

     i) Provided the proposed Consolidation of Norwest Bank with Bay City qualifies as a statutory consolidation under the laws of the United States, that Bay City will hold substantially all of its assets and the assets of Norwest Bank, and that in the transactions the shareholders of Bay City will exchange an amount of stock constituting control of Bay City (within the meaning of section 368(c) of the Code) solely for Norwest voting common stock, then the Consolidation will constitute a reorganization within the meaning of section 368(a)(l)(A) of the Code. The reorganization will not be disqualified by reason of the fact that voting stock of Norwest is used in the Consolidation. Section 368(a)(2)(E) of the Code. For purposes of this ruling, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Norwest Bank and Bay City. Bay City, Norwest and Norwest Bank will each be "a party to a reorganization" within the meaning of section 368(b).

     ii) No gain or loss will bc recognized to the shareholders of Bay City upon the exchange of Bay City stock solely for Norwest common stock. Section 354(a)(1) of the Code. The payment of cash to Bay City shareholders in lieu of fractional share interests of Norwest stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Norwest. These cash payments will be treated as having been received as distributions in full payment in exchange for the voting common stock redeemed as provided in section 302(a) of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.
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First National Bank of Bay City
April ___, 1995
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     iii) The basis of the Norwest common stock received by the shareholders of
Bay City will be the same as the basis of Bay City stock surrendered in exchange therefor. Section 358(a)(l) of the Code.

     iv) The holding period of the Norwest common stock received by the shareholders of Bay City will include the period during which the Bay City stock surrendered in exchange therefor was held, provided the stock of Bay City is a capital asset in the hands of the shareholders of Bay City on the date of the exchange. Section 1223(1) of the Code.

     We, of course, opine only as to the matters we expressly set forth and no opinions should be inferred as to any other matter or as to the tax treatment of issues or transactions that we do not specifically address.

     This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. We can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to Norwest.

     The opinions and views we express are based upon our best interpretations of existing law, we can give no assurance that our interpretations would be followed if the issues became the subject of judicial or administrative proceedings. Realization of certain of the tax benefits described is subject to the significant risk that the Internal Revenue Service may challenge the tax treatment and that a court may sustain that challenge. Because taxpayers bear the burden of proof required to support claimed deductions and credits, the opinions expressed as to the likelihood of realization of various tax benefits assume that the affected parties will undertake the effort and expense to present fully the case in support of any matter the Service challenges.

     This opinion is addressed to and is for the benefit solely of addressees. Except as hereinafter provided no other person or persons shall be furnished a copy of this opinion or shall be entitled to rely on the contents herein without our express written consent. We hereby provide our written consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and consent to any reference to our firm in the Proxy Statement-Prospectus.

     The opinions expressed in this letter are based on the facts as stated and the documents, representations, assumptions, and statements to which reference is made
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First National Bank of Bay City
April ___, 1995
Page 7
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herein as well as other investigations of facts as we have deemed necessary and appropriate. Any inaccuracy in any such fact, representation, assumption or statement, any amendment to such documents, or any material adverse change in the affairs of Norwest, Bay City or affiliates of either corporation, may have the effect of changing all or a part of this opinion.


                                    Sincerely yours,



                                    FORD & FERRARO, L.L.P.